Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 33-96192, 333-85245, 333-44984, 333-75824 and 333-125415 on Form S-8 of Ezenia!, Inc. of our report dated March 31, 2011, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Ezenia!, Inc. for the year ended December 31, 2010. Our report dated March 31, 2011, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ McGladrey & Pullen, LLP

Boston, Massachusetts

March 31, 2011